EXHIBIT 99.1
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P R E S S   R E L E A S E
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Contact:      BKF Capital Group, Inc.            Kekst and Company
              Norris Nissim                      Mark Semer or Jim Fingeroth
              212-332-8437                       212-521-4800

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           BKF CAPITAL GROUP RECEIVES NOTICE REGARDING NYSE LISTING

NEW YORK, NY - MAY 25, 2006 - BKF Capital Group, Inc. (NYSE: BKF) today announced that it has been notified by the New York Stock Exchange (the "NYSE") that it is not in compliance with the NYSE's continued listing standards. BKF is considered below criteria by the NYSE because over a consecutive 30-day trading period its total market capitalization was less than $75 million and the Company's most recently reported shareholders' equity was below $75 million (at $72.0 million as of March 31, 2006).

In accordance with NYSE procedures, BKF will respond to this notification within 45 days.

BKF Capital Group operates primarily through its subsidiary BKF Asset Management, Inc., a New York-based investment management firm.

This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of BKF and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). For those statements, BKF claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are based on BKF's current expectations and are susceptible to a number of risks, uncertainties and other factors, and BKF's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: changes in business strategy; retention and ability of qualified personnel; the performance of the securities markets and of value stocks in particular; the investment performance of client accounts; the retention of significant client and/or distribution relationships; competition; the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties referred to in this document and in BKF's other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond BKF's control. BKF will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is BKF's policy generally not to make any specific projections as to future earnings, and BKF does not endorse any projections regarding future performance that may be made by third parties.